Exhibit 3.3

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

	Filed in the office of	Document Number
Certificate of Correction		20090267788-59
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)	Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/19/2009 1:40 PM Entity Number
C33579-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Force Protection, Inc.

2. Description of the original document for which correction is being made:

Restated Articles of Incorporation

3. Filing date of the original document for which correction is being made: 05/12/2008

4. Description of the inaccuracy or defect.

Article EIGHTH was inadvertently omitted.

5. Correction of the inaccuracy or defect.

EIGHTH: That the Board of Directors be authorized, without further approval of the shareholders, to take all steps necessary to effect, or in its discretion not to effect, a reverse split of the Common Stock of the Corporation on the basis of a ratio within the range of two to twelve PRE-SPLIT shares for every one POST-SPLIT share of Common Stock, with the ratio to be selected and implemented by the Corporation’s Board of Directors in its sole discretion (the “Reverse Split”), and further that the Board of Directors be authorized to take all others actions necessary and appropriate to effect such Reverse Split if so required.

6. Signature:

X /s/ Lenna Ruth Macdonald	Secretary	3/19/09
Authorized Signature	Title*	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited -liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State Correction